COMPANY CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	(419) 427-4768	May 6, 2009

Cooper Tire & Rubber Company Reports
First Quarter Results

Findlay, Ohio, May 6, 2009 - Cooper Tire & Rubber Company (NYSE:CTB) today reported a net loss of $21 million, or 36 cents per share, for the quarter ended March 31, 2009.  Net sales for the period were $571 million, down $108 million from the prior year same quarter. The decreased revenues were driven by volume declines offset by improved pricing and mix.

Results were pressured by decreased volumes and production curtailments as the Company manages inventory to align with demand.  Operating profit was favorably impacted by lower raw material costs and improved underlying manufacturing operations, in addition to the improved sales price and mix. Cooper’s results during the quarter included pretax restructuring charges of $14 million related to the on-going closure of its facility in Albany, Ga.  Additionally the Company recorded $7 million of charges related to the tentative settlement of a previously disclosed retiree medical lawsuit.

Operating profit excluding restructuring charges and the tentative settlement for the first quarter was $5 million compared to $10 million from continuing operations for the same quarter in 2008.  The Company had cash of $233 million as of March 31, 2009, and did not draw on available parent company credit lines.  This compares to a cash balance of $248 million at December 31, 2008.

North American Tire Operations

North American Tire operations generated sales of $439 million during the first quarter, down from 2008 net sales of $498 million during the same quarter.  Sales continued to be affected by soft demand in North America as weakness in the replacement tire market persists.  The Cooper brand continued to outpace the industry in the U.S. market when compared to the Rubber Manufacturer Association’s reported shipments for the industry.  The most significant volume decreases were in the economy and light truck product segments. The private brand distributor channel was also significantly weaker.  The segment had success in expanding its market presence in Mexico and Canada.

Operating losses for the first quarter were $4 million, compared to operating profit of $8 million from the same period in 2008.  This decline was the net result of several key factors.  Raw material cost improvements during the quarter positively affected results by $8 million compared to the prior-year quarter.  Price increases and mix improvements contributed $21 million.  Lower products liability costs of $7 million also improved profits.  Manufacturing operations improved by $7 million as a result of the Company’s continued focus on improvement in this area. Volume decreases negatively affected profits by $21 million.  The curtailment of production resulted in unabsorbed fixed overhead during the period of $18 million.  Restructuring charges amount to $14 million during the quarter.

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The Company previously announced it will close its facility in Albany, Ga.  The total restructuring charges were most recently estimated to be $120 to $145 million, of which 60 to 70 percent would be non-cash. The shutdown has been continuing on plan and is expected to be completed within the originally announced time frame. To date, including write-downs of assets in the fourth quarter of 2008, the Company has incurred $90 million of related restructuring costs.

In addition to the shutdown of the Albany facility, the Company has undertaken a series of actions to reduce costs and manage liquidity.  These include a freeze in the accrual of benefits for salaried employees’ pension plans, changes to executive compensation and a variety of cost savings projects that will help the Company deliver even greater value to customers.

International Tire Operations

The Company's International Tire Operations reported sales of $166 million in the quarter, a decrease of $66 million from the first quarter of 2008.  The decrease in sales volume was primarily attributable to decreases in exports from the Company’s Asian operations as global demand for tires weakened.  Volume decreases and pricing adjustments negatively affected operating profit net of improved mix by $9 million. This reduction in demand also drove the Company to manage production levels to align inventory with market conditions. The net impact of production curtailments and higher utility costs was a decline in profit of $8 million.  Favorable currency impacts of $5 million and lower raw material cost of $2 million helped to offset the higher costs.  The segment’s operating profit decreased from $7 million in the first quarter of 2008 to a loss of $3 million in the first quarter of 2009.

Management Commentary and Outlook

Roy Armes, Chief Executive Officer, commented, “The tire industry and our business continued to be affected by weak demand for replacement tires during the first quarter of 2009.  Raw material spot prices have decreased in recent months, but overcapacity is still a negative pressure on results for the tire industry.  We are actively taking steps to address this environment.  While our operations continued to improve and we were very pleased with the performance, we recognize there is still much work to be done.

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“We continue to focus on improving our global cost structure, profitably increasing our top line, and enhancing our organizational capabilities as targeted in our strategic plan.  We are beginning to see some of the benefits from our actions. Unfortunately, much of what we have done is still masked by current market conditions.  In light of these market conditions, we have also continued with liquidity and cash management priorities while managing inventory levels to successfully meet customer demands.  We were successful at preserving our cash during the quarter by managing our costs, inventory and capital expenditures.  We will continue to be prudent in managing our resources as we move forward.

“There have been several recent signs of stabilization in tire demand, but the near-term outlook is still pressured by the macroeconomic environment.  Raw materials prices are difficult to forecast, but we do not see a return to the extreme price highs of last year.  Commodity prices are likely to stabilize during 2009 and then begin to increase as demand for raw materials increases.  I am proud of the way our employees have focused on what is critical, and they are doing an excellent job of executing during a difficult time.  The actions we take will continue to reposition Cooper as a stronger company.”

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11 a.m. Eastern time.  Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world.  For more information, visit Cooper Tire's web site at: www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact.  Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

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It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world;
•	the failure to achieve expected sales levels;
•	consolidation among the Company's competitors and customers;
•	technology advancements;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in interest and foreign exchange rates;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions;
•	volatility in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	increased competitive activity including actions by larger competitors or low-cost producers;
•	the inability to recover the costs to develop and test new products;
•	the risks associated with doing business outside of the United States;
•
changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;

•	government regulatory initiatives, including regulations under the TREAD Act;
•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers or suppliers;
•	litigation brought against the Company including products liability;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	changes to the credit markets and/or access to those markets;
•
inaccurate assumptions used in developing the Company’s strategic plan or the inability or failure to successfully implement the Company’s strategic plan including closure of the Albany, Georgia facility;

•	inability to adequately protect the Company’s intellectual property rights;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	inability to use deferred tax assets and;

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•	changes in the Company’s relationship with joint venture partners.

It is not possible to foresee or identify all such factors.  Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

(Statements of income and balance sheets follow…)

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Cooper Tire & Rubber Company
Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Quarter Ended
	March 31
	2008	2009

Net sales	$679,321	$571,408
Cost of products sold	623,083	521,139
Gross profit	56,238	50,269

Selling, general and administrative	46,684	45,106
Restructuring charges	-	14,352
Settlement of retiree medical case	-	7,050
Operating profit (loss)	9,554	(16,239)

Interest expense	11,478	12,655
Interest income	(3,723)	(1,375)
Debt extinguishment	583	-
Dividend from unconsolidated subsidiary	(1,943)	-
Other income - net	(1,317)	(823)
Income (loss) from continuing operations before income taxes	4,476	(26,696)
Income tax benefits (expense)	(1,048)	3,773

Income (loss) from continuing operations	3,428	(22,923)

Income (loss) from discontinued operations, net of income taxes	344	(364)

Net income (loss)	3,772	(23,287)

Net (income) loss attributable to noncontrolling shareholders' interests	(2,086)	2,020

Net income (loss) attributable to Cooper Tire & Rubber Company	$1,686	$(21,267)

Basic earnings per share
Income (loss) from continuing operations attributable to Cooper Tire & Rubber Company	$0.02	$(0.35)
Income (loss) from discontinued operations	0.01	(0.01)
Net income (loss)	$0.03	$(0.36)

Diluted earnings per share
Income (loss) from continuing operations attributable to controlling interest	$0.02	$(0.35)
Income (loss) from discontinued operations	0.01	(0.01)
Net income (loss)	$0.03	$(0.36)

Weighted average shares outstanding
Basic	59,484	58,941
Diluted	60,474	58,941
Depreciation	$34,019	$30,551
Amortization	$1,358	$566
Capital expenditures	$31,664	$16,917

Segment information
Net sales
North American Tire	$497,672	$439,317
International Tire	231,780	166,212
Eliminations	(50,131)	(34,121)

Segment profit (loss)
North American Tire	8,144	(3,620)
International Tire	6,909	(2,821)
Eliminations	(1,269)	(274)
Unallocated corporate charges	(4,230)	(9,524)

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CONSOLIDATED BALANCE SHEETS

	March 31
	2008	2009

Assets
Current assets:
Cash and cash equivalents	$266,041	$232,693
Short term investments	49,139	-
Accounts receivable	376,490	351,447
Inventories	401,570	400,505
Other current assets	133,845	60,284
Total current assets	1,227,085	1,044,929

Net property, plant and equipment	1,002,883	886,644
Goodwill	31,340	-
Restricted cash	2,743	2,308
Intangibles and other assets	84,474	92,006
	$2,348,525	$2,025,887

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$126,503	$163,311
Trade payables and accrued liabilities	455,440	395,007
Income taxes	1,398	2,105
Liabilities of discontinued operations	1,424	1,174
Current portion of long term debt	17,160	140,741
Total current liabilities	601,925	702,338

Long-term debt	435,775	328,389
Postretirement benefits other than pensions	246,912	244,711
Pension benefits	51,217	265,787
Other long-term liabilities	120,788	123,596
Long-term liabilities of discontinued operations	9,655	7,805
Deferred income taxes	-	-
Stockholders' equity	882,253	353,261
	$2,348,525	$2,025,887

These interim statements are subject to year-end adjustments.
Certain amounts for the prior year have been reclassified to conform to 2009 presentations.